SELLERS & ASSOCIATES P.C.
---------------------------
3785 Harrison Blvd., Suite 101-Ogden Utah 84403
                                                        Telephone: 801-621-8128
                                                        Fax:   801-627-1639







               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

December 6, 1999

Professional Wrestling Alliance Corporation
C/O Leland Stringer, President
5353 Noble Avenue
Van Nuys, Ca. 91411

We do hereby consent to the use of our audit report as of and for the year ended December 31, 1998 dated October 19,1999 in the Form S-8 Registration Statement of Jutland Enterprises, Inc..


                                                 ___/s/______________________
                                                  SELLERS & ASSOCIATES P.C.




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                           SECTION 10(A) PROSPECTUS OF
                   PROFESSIONAL WRESTLING ALLIANCE CORPORATION

         DECEMBER 7,1999: This document constitutes part of a prospectus covering securities of Professional Wrestling Alliance Corporation, a Delaware corporation (the "Company"), that have been registered under the Securities Act of 1933, as amended (the "Securities Act"). this document, a Section 10(a) Prospectus, contains and constitutes four sections. The first section includes "General Plan Information." "Registrant Information and Employee Plan Annual Information" is the next portion and is located in this prospectus. the Company's latest Form 10-KSB, for the fiscal year ended December 31, 1998, which is incorporated herein by this reference, is the third section with which offerees are being constructively provided. The Company's Form 8-K dated December 2, 1999 , which is incorporated herein by this reference, is the fourth section with which offerees are being constructively provided. Finally, offerees who receive stock options under the Company's benefit plan are being provided with a Stock Option Agreement and a notice of exercise, which is to be completed and submitted within the time allowed, with tender of the appropriate consideration for those who wish to exercise their options.

ITEM 1.           GENERAL PLAN INFORMATION

         The Company's board of directors (the "Board") has adopted a benefit plan for its employees and others entitled "The 2000 Benefit Plan of Professional Wrestling Alliance Corporation" (the "Plan"). Pursuant to the Plan, the Board can authorize the issuance of shares of stock or options to purchase stock up to an aggregate of ten million shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), over a maximum of a one year period, although the Board may shorten this period.

         The Board adopted the Plan on December 8, 1999.   The Plan is intended
to aid the Company in maintaining and continuing its development of a quality management team, in attracting qualified employees, consultants, and advisors who can contribute to the future success of the Company, and in providing such individuals with an incentive to use their best efforts to promote the growth and profitability of the Company.

         The Plan is not subject to the  provisions  of the Employee  Retirement
Income Security Act of 1974, as amended ("ERISA"), nor qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Administration of the Plan is the exclusive province of the Board. Board members are elected at each annual meeting of shareholders. The term each Board member serves is therefore one year. If an annual meeting is not held the member shall serve until the next submission of matters to a vote of Company's shareholders.

         As ultimate administrators of the Plan, the Board should be contacted with requests for additional Plan information. Alternatively, the Board may appoint a committee to administer the Plan (hereinafter the Board or its duly authorized committee shall be referred to as "Plan Administrators"). As no committee has been authorized by the Board, the current Board members are the Plan Administrators. This group includes Leland Stringer, Barry Vichnick, Pamela Nissen and Allen Nelson. The address of the Board is c/o Leland Stringer, 5353 Noble Avenue, Van Nuys, California 91411, telephone number (818) 986-7431

         In the event a vacancy in the Board arises, the vote of a majority of remaining directors may select a successor, or, if the vacancy is not filled by the remaining Board, the vote of shareholders may also elect a successor to fill such vacancy. Board members may be removed from office by the vote of shareholders

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representing  not less than  two-thirds  (2/3) of the shares entitled to vote on such removal. Plan Administrators who are not Board members can be removed or appointed at any time for any reason by the majority vote of Board members.

         The Plan Administrators shall interpret the Plan (which interpretation is binding on the participants absent demonstrable error), determine which employees or others shall receive options, decide the number of shares subject to such options and establish other terms of the options not already established in the Company's Plan. Information concerning changes in the Plan Administrators will be provided in the future either in the Company's proxy statements, annual or other reports, or in amendments to this document.

SECURITIES TO BE OFFERED

         Shares of the Company's $0.001 par value Common Stock and/or Options providing for the purchase of shares of Common Stock in a combined maximum of ten million shares of Common Stock may be granted under the Plan. All options under the Plan are "non-qualified" stock options. The number of shares of Common Stock issuable under the Plan is subject to adjustment in the event of changes in the outstanding shares of Common Stock resulting from stock dividends, stock splits, or recapitalizations.

EMPLOYEES WHO MAY PARTICIPATE IN THE PLAN

         The Board shall determine which of the Company's employees are eligible to receive options under the Plan. The term "Employee" includes any employee, director, officer, or consultant or advisor of the Company or any of its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. No stock may be issued, or option granted under the Plan to employees, consultants, advisors or other persons who directly or indirectly promote or maintain a market for the company's securities.

PURCHASE OF SECURITIES PURSUANT TO THE PLAN AND PAYMENT FOR SECURITIES OFFERED

         The Plan Administrators shall determine which employees shall receive stock and/or options. The Plan is not subject to ERISA and the securities are being issued by the Company and not purchased on the open market or otherwise.

         Options granted under the Plan shall be exercisable as determined by the Plan Administrators. If an option granted under the Plan should expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to that option will again be available for grant under the Plan.

         The exercise price payable to the Company for Option Shares shall be as set forth from time to time by the Plan Administrator. The exercise of any Option shall be contingent on receipt by the Company of the exercise price paid in either cash, certified or personal check payable to the Company.

         The shares of Common Stock subject to the Plan and the exercise price of outstanding options are subject to proportionate adjustment in the event of a stock dividend on the Common Stock or a change in the number of issued and outstanding shares of Common Stock as a result of a stock split, consolidation, or other recapitalization. Options and all other interests under the plan shall be non-transferable, except by means of a will or the laws of descent and distribution.

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AMENDMENTS AND TERMINATION

         The Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under the Plan. The Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in the Plan or the date on which an option for the ten millionth share is either granted under the Plan or on which the ten millionth share is deregistered on a post-effective amendment on Form S-8 filed with the Securities and Exchange Commission (the "SEC"). No shares of stock may be issued or options granted under the terms of the Plan after it has been terminated. The Board may alter or amend the Plan only once during any six month period, except as to comply with changes to the Code. No termination, suspension, alteration or amendment may adversely affect the rights of a holder of a previously issued option without the consent of that holder.

RESALE OF COMMON STOCK

         Shares of Common Stock issued under the Plan or purchased on exercise of options granted under the Plan will have been initially registered pursuant to a Form S-8 Registration Statement filed by the Company. Subsequent resales of shares obtained pursuant to the Plan may be eligible for immediate resale depending on whether an exemption from registration is available or whether the shares are in fact registered. The Company makes no statement as to subsequent salability of specific shares obtained pursuant to the Plan and urges any persons seeking to sell shares so obtained to seek counsel from independent attorneys.

         As may be applicable for subsequent resale of shares obtained from the Plan, the Board believes that the Company has filed all reports and other materials required to be filed during the preceding twelve months under the Securities Exchange Act of 1934 as of December 6,1999

TAX EFFECTS OF PLAN PARTICIPATION & NONSTATUTORY OPTIONS

         The following discussion of the federal income tax consequences of participation in the Plan is only a summary, does not purport to be complete, and does not cover, among other things, state and local tax consequences. Additionally, differences in participants' financial situations may cause federal, state, and local tax consequences of participation in the Plan to vary. Therefore, each participant in the Plan is urged to consult his or her own accountant, legal or other advisor regarding the tax consequences of participation in the Plan. This discussion is based on the provisions of the Code as presently in effect.

         Under the current provisions of the Code, if shares of Common Stock are issued to the original holder of a non-qualified option granted and exercised under the Plan (assuming there is not an active trading market for options of the Company), (i) the option holder ("Holder") will not recognize income at the time of the grant of the option; (ii) on exercise of the option the Holder will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock acquired at the time of exercise over the exercise price; (iii) upon the sale of the shares of Common Stock the Holder will recognize a short term or long term capital gain, or loss, as may be, in an amount equal to the difference between the amount he or she receives from the sale of those shares and the Holder's tax basis in the shares (as described below); and (iv) the Company will be entitled to expense as compensation the amount of ordinary income that the holder recognized, as set forth in Clause
(II) above.

         If the Holder pays the exercise price entirely in cash, the tax basis of the shares of Common Stock will be equal to the amount of the exercise price

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paid plus the  ordinary  income  recognized  by the Holder from  exercising  the options. This basis should equal the fair market value of the shares of Common Stock acquired on the date of exercise. The holding period will begin on the day after the tax basis of the shares is determined.

             In the event Stock is issued to an employee pursuant to the Plan, as opposed to the issuance of an Option, the value of the shares so issued would be treated as ordinary income of the recipient.

         The ordinary income received by the Holder upon the issuance of shares or on exercise of an option is considered to be compensation from the Company. As with other forms of compensation, withholding tax and other trust fund payments will be due with respect to the issuance of shares or exercise of the options. The Company will initially pay the recipient's or optionee's liability and will be reimbursed by the recipient or optionee no later than six months after such liability arises.

ITEM 2.           REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The Company will provide to any Employee upon request a copy, without charge, of the Company's periodic reports filed with the SEC, including its latest annual report on Form 10-KSB and its quarterly reports on Form 10-QSB. The Company will also provide any Employee upon written or oral request a copy, without charge, of the documents incorporated by reference in Item 3 of Part II of the Form S-8 registration statement. These documents are also incorporated by reference into the Section 10(a) prospectus, of which this document is a part. Requests for such information should be directed to the Company at 5353 Noble Avenue, Van Nuys, California 91411.



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